FOR IMMEDIATE RELEASE
November 10, 2009

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports 2009 Third Quarter Operating Results

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced  consolidated net income of $84,000, or $0.03 per share, for the quarter ended September 30, 2009 as compared to net income of $78,000, or $0.03 per share, for the same quarter in 2008.

The Company’s assets at September 30, 2009 were $156.5 million compared to $149.7 million at December 31, 2008, an increase of $6.8 million or 4.5%. Loans receivable increased $11.4 million or 11.6%, to $109.6 million at September 30, 2009 from $98.2 million at December 31, 2008. Mortgage-backed securities decreased $3.5 million or 10.6%, to $29.4 million at September 30, 2009 from $32.9 million at December 31, 2008. Cash and cash equivalents decreased $810,000, or 10.5%, to $6.9 million at September 30, 2009 from $7.7 million at December 31, 2008.

Total deposits increased $13.9 million, or 13.7%, to $115.6 million at September 30, 2009 from $101.7 million at December 31, 2008. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $6.3 million, or 22.0%, to $22.3 million at September 30, 2009 from $28.6 million at December 31, 2008.

Total stockholders’ equity increased $608,000 to $15.2 million at September 30, 2009 from $14.6 million at December 31, 2008. The increase to stockholders’ equity reflects net income of $415,000, amortization of $14,000 of unearned ESOP shares, amortization of $31,000 of restricted stock awards  for the Company’s Stock-Based Incentive Program, amortization of $31,000 of stock option awards and $121,000 of accumulated other comprehensive income. This was partially offset by $4,000 of repurchased shares under the stock repurchase program.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended September 30, 2009, the Company did not repurchase shares. As of September 30, 2009, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended September 30, 2009 and 2008

Net income increased by $6,000 to $84,000 for the quarter ended September 30, 2009 compared to a net income of $78,000 for the same quarter in 2008. The increase in net income for the quarter was primarily the result of increases of $189,000 in interest income and a decrease of $24,000 in interest expense on borrowings from the Federal Home Loan Bank of New York, partially offset by an increases of $23,000 interest expense on deposits, $52,000 in provision for loan loss, $75,000 in non-interest expense, $10,000 in income tax expense, and a decrease of $46,000 in non-interest income.   Non-interest expense included an increase in Federal Deposit Insurance Premiums of $38,000 to $42,000 for the three months ended September 30, 2009 from $4,000 for the three months ended September 30, 2008 primarily due to  higher   premiums and assessments.

INCOME INFORMATION – Nine month periods ended September 30, 2009 and 2008

On February 26, 2009, the Company froze its defined benefit pension plan effective March 31, 2009.  The freezing of the Plan is consistent with ongoing cost reduction strategies, including a discontinuation of accrual of future service cost in the defined benefit pension plan and fully preserving retirement benefits  employees have earned as of March 31, 2009. As a result of freezing the plan, the Company recognized a pre-tax curtailment credit of $416,000, net of actuarial expenses, ($230,000 net of taxes) in the nine months ended September 30, 2009.

Net income increased $326,000, to $415,000 for the nine months ended September 30, 2009 from $89,000 for the nine months ended September 30, 2008.  The increase in net income for the nine month period ended September 30, 2009 was primarily due to an increase of $209,000 in interest income and decreases of $129,000 in interest expense on deposits, $103,000 in interest expense on borrowings from the FHLB of New York, $202,000 in non-interest expense, which, were partially offset by a decrease of $57,000 in non-interest income and increases of $74,000 in provision for loan losses and $186,000 in income taxes. Non-interest expense included a decrease in salaries and employee benefits of $392,000 to $1.3 million for the nine months ended September 30, 2009 from $1.7 million for the nine months ended September 30, 2008 primarily due to the pre-tax curtailment credit of $416,000, net of actuarial expenses, resulting from the freezing of the defined benefit pension plan.

In addition, non-interest expense included an increase in Federal Deposit Insurance of $174,000 to $185,000 for the nine months ended September 30, 2009 from $11,000 for the nine months ended September 30, 2008 primarily due to an increase in premiums and assessments.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
Total Assets	$156,489	$149,651
Loans Receivable	109,616	98,241
Deposits	115,592	101,676
Borrowings	22,295	28,593
Stockholders’ Equity	15,242	14,634

	AT OR FOR THE THREE		AT OR FOR THE NINE
	MONTHS ENDED SEPTEMBER 30,		MONTHS ENDED SEPTEMBER 30,
	2009	2008	2009	2008

Total Interest Income	$2,132	$1,943	$6,197	$5,988
Total Interest Expense	840	841	2,555	2,788
Net Interest Income	1,292	1,102	3,642	3,200
Provision for Loan Loss	52	-	74	-
Non-interest Income	67	113	200	258
Non-interest Expense	1,176	1,101	3,126	3,328
Income Tax Expense	46	37	227	41
Net Income	$84	$78	$415	$89

PERFORMANCE RATIOS

Return on Average Assets	0.21%	0.22%	0.36%	0.08%
Return on Average Equity	2.23%	1.99%	3.68%	0.76%
Interest Rate Spread	3.29%	3.10%	3.16%	2.93%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.23%	0.20%	0.23%	0.20%
Non-performing Loans to Total Assets	1.74%	0.52%	1.74%	0.52%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.52%	11.25%